UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

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AMAG PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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AMAG PHARMACEUTICALS, INC.
100 Hayden Avenue
Lexington, Massachusetts 02421

SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2012

EXPLANATORY NOTE

This proxy statement supplement, or the proxy supplement, updates the proxy statement filed by AMAG Pharmaceuticals, Inc., or the Company, with the Securities and Exchange Commission on April 18, 2012, or the proxy statement. The purpose of this proxy supplement is to revise the list of nominees for election to our board of directors, or our Board, as set forth in the notice of annual meeting and proxy statement. Except as described in this proxy supplement, the information provided in the proxy statement continues to apply and should be considered in voting your shares. To the extent that information in this proxy supplement differs from or updates information contained in the proxy statement, the information in this proxy supplement is more current.

On May 9, 2012, the Company announced that William K. Heiden will join the Company as its President and Chief Executive Officer effective his first day of employment, which is expected to be on or about May 14, 2012.  In connection with his appointment as our President and Chief Executive Officer, our Board, pursuant to our amended and restated certificate of incorporation and bylaws, increased the size of our Board from seven to eight directors and elected Mr. Heiden to fill the vacancy created by this increase, effective as of such date.  Mr. Heiden will serve as a director until our annual meeting to be held on May 23, 2012, or the Annual Meeting, or his earlier death, resignation or removal.

As a result, in addition to the other proposals set forth in the proxy statement, you are being asked to vote for eight directors at this Annual Meeting: Joseph V. Bonventre, M.D., Ph.D., Rajiv De Silva, Michael Narachi, Robert J. Perez, Lesley Russell, MB.Ch.B., MRCP, Gino Santini, Davey S. Scoon, and William K. Heiden. If you are voting by proxy, the persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, all of whom are currently directors of the Company, unless you withhold authority to vote for the election of any or all of the directors by marking the proxy to that effect.

PROPOSAL 1: ELECTION OF DIRECTORS

You are being asked to vote for eight directors at this Annual Meeting. If you are voting by proxy, the persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, all of whom are currently directors of the Company, unless you withhold authority to vote for the election of any or all of the directors by marking the proxy to that effect.

Each director elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Each of the nominees has indicated his or her willingness to serve, if elected, but if a nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board.

The brief biographies below include information, as of the date of this proxy supplement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to believe that such nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Joseph V. Bonventre, M.D., Ph.D., age 62, has been a director since February 2008. Dr. Bonventre has been the Director of the Renal Division of the Brigham and Women’s Hospital since 2002, and is the Samuel A. Levine Professor of Medicine at Harvard Medical School and Professor of Health Sciences and Technology at the Massachusetts Institute of Technology. He has also been elected to the American Society of Clinical Investigation, the Association of American Physicians and the American Institute for Medical and Biological Engineering, and is a member of the Council and the past President of the American Society of Nephrology. Dr. Bonventre was the Chair of the Kidney Group of the Harvard Stem Cell Institute from 2004 to 2009 and co-chaired the Stem Cell, Regenerative Medicine and Tissue Engineering Center of the Brigham and Women’s Hospital Research Institute from 2007 to 2011. He has received the Osler Medal of the Royal Society of Physicians and the Bywaters Award of the International Society of Nephrology. Dr. Bonventre is a charter member of the Board of Directors of the National Space Biology Research Institute and has been a member of the Board of Advisors of the Dean of the School of Engineering at Cornell University since 2004. He is past President and currently a member of the Board of Directors of the National Kidney Foundation Serving New England. He co-founded Patientkeeper Inc., a provider of integrated physician information systems, in the 1990s and Pacific Biosciences, Inc., a biotechnology company, in 2002. He has served on the Board of Directors of Patientkeeper, Inc. and the National Kidney Foundation of Massachusetts, Rhode Island, New Hampshire and Vermont and has been a member of the Scientific Advisory Board or Medical Advisory Board of a number of biotechnology and pharmaceutical companies. Dr. Bonventre holds a B.S. in Engineering Physics from Cornell University and an M.D. and Ph.D. in Biophysics from Harvard University. The Nominating and Corporate Governance Committee believes that Dr. Bonventre’s extensive research in the field of nephrology, his medical training and expertise, his extensive participation on the scientific and medical advisory boards of numerous pharmaceutical and biotechnology companies and his advisory experience with the U.S. Food and Drug Administration provide the Board with critical and unique medical and scientific insight as the Company seeks to expand the labeled indication of Feraheme® (ferumoxytol) Injection to all patients with iron deficiency anemia and evaluate strategic alternatives, including potential merger and acquisition and in-licensing opportunities.

Rajiv De Silva, age 45, has been a director since February 2012. Mr. De Silva is currently the President of Valeant Pharmaceuticals International, Inc., or Valeant, a public pharmaceutical company, and Chief Operating Officer of its Specialty Pharmaceuticals business. He joined Valeant in 2009 as Chief Operating Officer of its Specialty Pharmaceuticals business and is responsible for all specialty pharmaceutical operations. Prior to joining Valeant, Mr. De Silva held various leadership positions of increasing responsibility at Novartis AG, or Novartis, a public pharmaceutical company, from 2003 to 2009, including President, Novartis Vaccines USA and Head, Vaccines of the Americas, from 2007 to 2009. Prior to Novartis, Mr. De Silva was a partner at McKinsey & Company, a management consulting firm, where he focused his consulting practice on the pharmaceutical industry from 1995 to 2003. He holds a B.S. in Engineering from Princeton University, a M.S. from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania. The Nominating and Corporate Governance Committee believes that Mr. De Silva’s commercial and operational experience with public pharmaceutical companies as well as his broad international experience provides the Board with critical expertise necessary to support the key decisions facing the Board in the coming months. Mr. De Silva’s commercial and operational experience will also be valuable assets to the Board as it evaluates strategic alternatives and simultaneously seeks to establish a solid foundation from which to drive growth and profitability.

William K. Heiden, age 52, will become our Chief Executive Officer, President and a director on or about May 14, 2012.  Prior to joining the Company, Mr. Heiden was the President and Chief Executive Officer of GTC Biotherapeutics, Inc., a pharmaceutical company, from June 2010 until May 2012.  Mr. Heiden has served and will continue to serve as Chairman of GTC Biotherapeutics following commencement of his employment with the Company. Prior to joining GTC Biotherapeutics, Mr. Heiden was the President and Chief Executive Officer and a member of the Board of Directors of Elixir Pharmaceuticals, Inc., a pharmaceutical company, from September 2004 until December 2008.  Prior to joining Elixir Pharmaceuticals, Mr. Heiden served as President and Chief Operating Officer of Praecis Pharmaceuticals Incorporated (which was acquired by GlaxoSmithKline plc), from 2002 to 2004. From 1987 to 2002, Mr. Heiden progressed through various positions of increasing responsibility at Schering-Plough Corporation (now Merck & Co.), including managing a number of businesses in the United States, Europe and Canada. Mr. Heiden serves on the Board of Directors of LFB Biotechnologies S.A.S., a private French biotechnology company.  Mr. Heiden holds an M.B.A from Cornell University’s Johnson Graduate School of Management, a M.I.M. degree from the University of Louvain and a B.A. degree from the University of Florida.  The Nominating and Corporate Governance Committee believes that Mr. Heiden’s significant commercial expertise at both large pharmaceutical and emerging biotechnology companies, as well as strong deal-making experience, provides the Board with valuable and specialized expertise as the Company builds upon recent accomplishments with Feraheme and pursues broader business development opportunities. Mr. Heiden does not serve on any committee of our Board and does not beneficially own any shares of our stock.

Michael Narachi, age 52, has been a director since November 2006. Mr. Narachi is currently President and Chief Executive Officer of Orexigen Therapeutics, Inc., or Orexigen, a public biopharmaceutical company. Prior to joining Orexigen in 2009, he served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a biotechnology company, from 2006 until 2008. He served as Executive Chairman of the Board of Directors of Naryx Pharma, Inc., a pharmaceutical company, from August 2004 to April 2008. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., or Amgen, a leading public therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2004. Mr. Narachi joined Amgen in 1984 and held various positions throughout the organization including: Product Development Team Leader for NEUPOGEN®; Director of Clinical Operations in Thousand Oaks, CA and Cambridge, U.K.; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. Mr. Narachi received a B.S. and M.A. degree in Molecular Genetics from the University of California at Davis. He completed the Executive M.B.A. program at the Anderson Graduate School of Management at the University of California, Los Angeles. The Nominating and Corporate Governance Committee believes that, in addition to his more recent experience as chief executive of multiple biotechnology/biopharmaceutical companies, Mr. Narachi’s twenty year career at Amgen, during which he held numerous positions of increasing operational and strategic responsibility, including positions in which he had responsibility for pharmaceutical product development and commercialization, provides the Board with critical insight and experience as the Company seeks to advance the worldwide development and commercialization of Feraheme. In particular, the Nominating and Corporate Governance Committee believes that Mr. Narachi’s experience as General Manager of Amgen’s Anemia Business provides the Board with unique and highly specialized experience in commercializing a pharmaceutical product which is indicated for the treatment of iron deficiency anemia, such as Feraheme.

Robert J. Perez, age 47, has been a director since January 2009. He is currently Executive Vice President and Chief Operating Officer of Cubist Pharmaceuticals, Inc., or Cubist, a public pharmaceutical company. Mr. Perez joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and led the launch of Cubicin® (daptomycin for injection). Prior to joining Cubist, he served as Vice President of Biogen, Inc.’s CNS business unit from 2001 to 2003, where he was responsible for commercial leadership of an $800 million neurology business unit, and from 1995 to 2001 he held positions of increasing responsibility within the commercial organization. From 1987 to 1995 Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals. He also served as a member of the Board of Directors of Epix Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from 2006 to 2009. Mr. Perez received a B.S. from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles. Mr. Perez has been a member of the Board of Advisors of the Citizen School of Massachusetts since 2010 and served as a director of the Harvard-MIT Biomedical Enterprise Program from 2010 to 2011. The Nominating and Corporate Governance Committee believes that Mr. Perez’s twenty plus years of sales and marketing experience within the pharmaceutical and biotechnology industries has provided him with valuable commercial and operational experience, as well as leadership skills that are important to the Board. In particular, Mr. Perez’s experience leading the launch and commercialization of highly successful specialty pharmaceutical products is especially valuable to the Board as the Company commercializes Feraheme in the United States and abroad.

Lesley Russell, MB.Ch.B., MRCP, age 51, has been a director since December 2009. She is currently Senior Vice President and Head of Research and Development for Global Branded Products at Teva Pharmaceuticals, Inc., or Teva, a public pharmaceutical company. Dr. Russell was appointed to this role upon Teva’s acquisition of Cephalon Inc., or Cephalon, a public pharmaceutical company, where she served as Executive Vice President and Chief Medical Officer. She joined Cephalon in 2000 as Vice President, Worldwide Clinical Research. Prior to Cephalon, Dr. Russell served as Vice President, Clinical Research at US Bioscience Inc., a pharmaceutical company, and held positions of increasing responsibility within US Bioscience Inc. from 1996 to 1999. From 1995 to 1996, she was a clinical research physician at Eli Lilly U.K. and a Medical Director at Amgen U.K. from 1992 to 1995. Dr. Russell was trained in Hematology/Oncology at Royal Infirmary of Edinburgh and at Royal Hospital for Sick Children, Edinburgh. She received an MB.Ch.B. from the University of Edinburgh, Scotland and is a member of the Royal College of Physicians, United Kingdom. Dr. Russell is registered with the General Medical Council, United Kingdom. The Nominating and Corporate Governance Committee believes that Dr. Russell’s broad-based expertise leading clinical research and development, medical, regulatory, and drug safety organizations, as well as her medical training, allow her to make valuable contributions to the medical and scientific understanding of the Board, which is particularly important as the Company progresses numerous clinical development programs with respect to Feraheme and evaluates strategic alternatives, including potential merger and acquisition and in-licensing opportunities.

Gino Santini, age 55, has been a director since February 2012. From 1983 to 2010, Mr. Santini held a variety of commercial and operational roles at Eli Lilly and Company, or Eli Lilly, a public pharmaceutical company, serving most recently from 2007 to 2010 as Senior Vice President, Corporate Strategy and Business Development and as a member of the company’s Executive Committee where he led corporate strategy and long-range planning, mergers and acquisitions, new product licensing, innovative financing of internal development projects and the expansion of Lilly Ventures in the United States and China. During his tenure at Eli Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions, Senior Vice President of Corporate Strategy and Policy from 2004 to 2007, President of U.S. operations from 1999 to 2004 and President of the women’s health franchise from 1997 to 1999. Mr. Santini currently serves on the Board of Directors of Allena Pharmaceuticals, Inc., a pharmaceuticals company, where he has been a director since February 2012, and on the Board of Directors, as well as the Audit Committee and Nominating and Corporate Governance Committee of the Board of Directors, of Horizon Pharma, Inc., a public biopharmaceutical company, where he has been a director since February 2012. Mr. Santini also serves on the Board of Directors of Sorin S.p.A., an Italian medical device company listed on the Milan Stock Exchange, where he has been a director since April 2012.  Mr. Santini is also a past Chairman of the Board of the National Pharmaceutical Council and of Noble of Indiana, a non-profit agency serving individuals with developmental disabilities. He also served on the Board of Directors for United Way and the Executive Committee and Board of Directors of the Indianapolis Chamber of Commerce. He holds an undergraduate degree in mechanical engineering from the University of Bologna and an M.B.A. from the Simon School of Business, University of Rochester. The Nominating and Corporate Governance Committee believes that Mr. Santini’s long career at Eli Lilly and extensive domestic and international commercial, corporate strategy and business development experience will be valuable assets to the Board as it evaluates strategic alternatives and simultaneously seeks to establish a solid foundation from which to drive growth and profitability.

Davey S. Scoon, age 65, has been a director since December 2006. Mr. Scoon serves as Chairman of the Board of Directors of Tufts Health Plan, where he has been a director since 1981. He has been a member of the Board of Directors of Orthofix International, N.V., a medical device company, since 2011, and a member of the Board of Directors of Biodel Inc., a public specialty biopharmaceutical company, since April 2012. Mr. Scoon also serves as Chairman of the Board of Trustees of Allianz Funds, a registered investment company consisting of 22 mutual funds, where he has been a director since 2006. He was the Chairman of the Audit Committee of Cardiokine, Inc., a pharmaceutical company, where he was a director from 2005 to 2011. Mr. Scoon has been an Adjunct Assistant Professor at Tufts University School of Medicine since 2005 and a lecturer in accounting at the University of Wisconsin since 2011. He also previously served as the Chairman of the Audit Committee of NitroMed, Inc., a public pharmaceutical company, from 2003 to 2009, and a member of the Board of Directors of Inotek Pharmaceuticals Corporation, a pharmaceutical company, from 2006 to 2009. From 2003 to 2005, Mr. Scoon was Chief Administrative and Financial Officer of Tom’s of Maine, a company that manufactures natural care products. From 2001 to 2003, Mr. Scoon served as Chief Financial and Administrative Officer for Sun Life Financial U.S., and from 1999 to 2001, Mr. Scoon served as Vice President and Chief Financial Officer for Sun Life Financial U.S. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) in various capacities, including Chief Financial Officer and Chief Operating Officer. Mr. Scoon holds a B.B.A. from the University of Wisconsin and an M.B.A. from Harvard Business School. The Nominating and Corporate Governance Committee believes that Mr. Scoon’s extensive financial, accounting, human resources, and risk management experience gained through the various executive and board positions he has held over the past thirty years provides the Board with valuable and highly specialized expertise and advice, particularly in Mr. Scoon’s role as the Chair of the Audit Committee.

Vote Required

Our directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED ABOVE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board has determined that each current director, other than Mr. Heiden, is “independent” as such term is defined in the listing standards of the NASDAQ Global Select Market, or NASDAQ, and applicable SEC rules. The Board has affirmatively determined that no independent director has any material relationship with us that would interfere with the exercise of his or her independent judgment. In reaching the foregoing conclusion, the Board considered that Dr. Bonventre’s daughter is employed by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Board determined that this relationship did not compromise the independence of Dr. Bonventre or his status as an independent director.

Mr. Heiden is not an independent director under the NASDAQ listing standards or applicable SEC rules due to his employment relationship with the Company.

BOARD LEADERSHIP STRUCTURE

Our Board is led by an independent Chair, currently Mr. Narachi, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine the materials distributed to the Board. During 2011, our former Chief Executive Officer, Dr. Brian J.G. Pereira, was the only member of our Board who was not an independent director.  Currently, our Chief Executive Officer, Mr. Heiden, is the only member of our Board who is not an independent director. Although we do not have a formal policy regarding whether the offices of Chair of the Board and Chief Executive Officer should be separate, our Board believes that the existing leadership structure, with the separation of the Chair of the Board and Chief Executive Officer roles, enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management. In addition, the Board believes that having an independent Chair of the Board creates an environment that is more conducive to the objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. The Board also believes that an independent Chair of the Board helps ensure that any potential strategic transactions involving the Company are evaluated independently and in light of the best interests of our stockholders. Finally, separating these roles alleviates the administrative burden on our Chief Executive Officer and allows that person to focus his or her efforts on running our business and managing the Company in the best interests of our stockholders.

COMPENSATION ARRANGEMENTS WITH MR. HEIDEN

In addition to the information contained in the proxy statement with respect to our compensation arrangements with our named executive officers, the following sets forth the compensation arrangements with our President and Chief Executive Officer, Mr. Heiden.  Mr. Heiden was not an employee of the Company during the fiscal year ended December 31, 2011, and as a result, did not receive any compensation from the Company with respect to such year.

Term

In May 2012, we entered into an employment agreement with Mr. Heiden in connection with his joining the Company as our President and Chief Executive Officer. The term of the employment agreement is for three years and will automatically renew for additional three year terms following the initial term and any renewal term thereafter, unless either party provides at least sixty days’ prior written notice of its desire not to renew the agreement.

Annual Base Salary and Bonus Opportunity

The annual base salary for Mr. Heiden is $500,000, subject to annual increases at the discretion of the Board or the Compensation Committee.  Mr. Heiden is eligible to receive an annual performance bonus of up to 75% of Mr. Heiden’s base salary for each fiscal year during the term of his agreement.  Mr. Heiden’s annual performance bonus is based on the extent to which, in the discretion of the Board in consultation with Mr. Heiden, Mr. Heiden achieves or exceeds certain performance objectives.  For the fiscal year ended December 31, 2012, Mr. Heiden’s bonus opportunity will be pro rated for the length of Mr. Heiden’s employment for such year.

Additionally, Mr. Heiden will receive a signing bonus of $75,000 payable on the first payroll date after his joining the Company.

Severance Due After Termination of Employment

Our employment agreement with Mr. Heiden provides that in the event that we terminate Mr. Heiden’s employment, other than for death, disability or cause, or he resigns for good reason, each as defined in his employment agreement, and he has complied with all his obligations under all agreements with us and signs a general release of claims in a form acceptable to us, then we are obligated to pay severance to Mr. Heiden in an amount equal to 24 months of his then-current base salary, paid in equal installments over the severance period in accordance with our usual payroll schedule. This provision does not apply during the one-year period following a change of control.

Payments and Benefits Due Upon a Change of Control

In the event that within one year from the date a change of control of the Company occurs, we or our successor terminates Mr. Heiden’s employment other than for death, disability or cause, or he resigns for good reason, each as defined in his employment agreement, and he has complied with all his obligations under all agreements with us and signs a general release of claims in a form acceptable to us or our successor, then we or our successor, are obligated to provide him with the following benefits post-termination:

•                  severance pay equal to (i) 12 months of his then-current base salary if the change of control occurs prior to the six month anniversary of his first day of employment, (ii) 18 months of his then-current base salary if the change of control occurs after the six month anniversary but prior to the 12 month anniversary of his first day of employment, or (iii) 24 months of his then-current base salary if the change of control occurs after the 12 month anniversary of his first day of employment, in each case paid in equal installments over the severance period in accordance with our usual payroll schedule;

•                  a lump sum equal to (i) one times his target annual bonus amount for the year in which the change of control occurs if the change of control occurs prior to the six month anniversary of his first day of employment, (ii) 1.5 times his target annual bonus amount for the year in which the change of control occurs if the change of control occurs after the six month anniversary but prior to the 12 month anniversary of his first day of employment or (iii) two times his target annual bonus amount for the year in which the change of control occurs if the change of control occurs after the 12 month anniversary of his first day of employment;

•                  payment or reimbursement of the premiums for continued health and dental benefits until the earlier of (i) 12 months post termination and (ii) health and dental coverage being provided to him under another employer’s health and dental plan; and

•                  the full acceleration of vesting of any then unvested outstanding stock options, restricted stock units and other equity incentives that were granted before such change of control.

280G  Matters

In addition, our employment agreement with Mr. Heiden contains a provision which allows any payments otherwise due to him in connection with a change of control to be reduced to the extent necessary so that no excise taxes would be due on any such payments.

Death or Disability

Our employment agreement with Mr. Heiden also provides that, in the event of his death or permanent disability, all unvested equity awards then held by him shall become immediately vested in full.

Legal Expenses

We also agreed in our employment agreement with Mr. Holden to reimburse him for up to $10,000 in legal expenses incurred in connection with the negotiation and execution of his employment agreement.

Equity Grant

In connection with his entry into the employment agreement, effective on the first day of Mr. Heiden’s employment with us, Mr. Heiden will be granted an option to purchase 300,000 shares of common stock at an exercise price equal to the then fair market value of a share of our common stock. The option will be exercisable in four equal annual installments beginning on the first anniversary of the grant date.  Also effective on the first day of Mr. Heiden’s employment with us, Mr. Heiden will be granted 100,000 restricted stock units, which will vest in four equal annual installments beginning on the first anniversary of the grant date. The foregoing grants will be made pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).  Such grants will not be issued under our existing equity incentive plans, therefore the stock option granted to Mr. Heiden will not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. Mr. Heiden will be eligible to receive additional stock options or other equity compensation in the future under our equity incentive plans as determined by the Board or the Compensation Committee from time to time.

VOTING OF PROXIES

The proxy card enclosed with this proxy supplement differs from the proxy card previously furnished to you with the proxy statement in that the enclosed proxy card includes the name of William K. Heiden. Thus, if you wish to vote for all eight of the Board’s nominees, you must do so by voting on the proxy card enclosed with this proxy supplement. If you are a stockholder of record and have already voted by Internet, telephone or by mail, your shares will be voted “FOR” the election of the Board’s eight nominees if no direction to the contrary is given.  Accordingly, if you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote.  Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted in accordance with the instructions specified in the proxies, or, in the absence of any such instructions, the Board’s recommendations as set forth in the proxy statement, as supplemented by this proxy supplement. Important information regarding how to vote your shares and revoke proxies already cast is available in the proxy statement under the caption “Questions and Answers about this Proxy Material and Voting.”

You may change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                                          You may submit another properly completed proxy card with a later date.

•                                          You may provide timely written notice to us that you are revoking your proxy. Such notice should be sent to our principal executive offices at 100 Hayden Avenue, Lexington, Massachusetts 02421, attention: Secretary.

•                                          You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, in itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Our Annual Report, 2011 proxy statement, this proxy supplement, and the proxy card can be viewed at www.amagpharma.com in accordance with the rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

Joseph L. Farmer Secretary

Lexington, Massachusetts
May 10, 2012

The Board welcomes stockholders who wish to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and mail it promptly in the envelope provided in order to assure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder. Please refer to the enclosed form for instructions. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 23, 2012 at 9:00 a.m. at Cooley LLP, 500 Boylston St., Boston, Massachusetts 02116.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to our principal executive offices at 100 Hayden Avenue, Lexington, Massachusetts 02421, attention: Investor Relations.

AMAG PHARMACEUTICALS, INC.

ATTN: INVESTOR RELATIONS

100 HAYDEN AVENUE
LEXINGTON, MA 02421

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46185-P22663     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMAG PHARMACEUTICALS, INC.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐

To elect the eight nominees named in the proxy statement to the Board of Directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

Nominees: 01) Joseph V. Bonventre, M.D., Ph.D. 02) Rajiv De Silva 03) Michael Narachi 04) Robert J. Perez 05) Lesley Russell, MB.ChB, MRCP 06) Gino Santini 07) Davey S. Scoon 08) William K Heiden

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement.	☐	☐	☐

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐

4. To transact such other business as may properly come before the annual meeting or any adjournment or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on May 23, 2012: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M46186-P22663

AMAG PHARMACEUTICALS, INC.

Annual Meeting of Stockholders

May 23, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The Stockholder hereby appoints Frank E. Thomas and Joseph L. Farmer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMAG PHARMACEUTICALS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 23, 2012, at Cooley LLP, 500 Boylston St., Boston, MA 02116, and any adjournment or postponement  thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side